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                     [T. Scott Brumley, CPA Letterhead]

                             April 22, 1996



Vivra Incorporated
1440 Chapin St., Ste. 300
Burligame Ca 94010


     We consent to the incorporation by reference in the Registration Statements of Vivra Incorporated on Post-Effective Amendment No. 2 to form S-4 (File No. 33-85736) dated April 25, 1996, Form S-8 (File No. 33-60513) dated June 23,1995, Form S-8 (File No.33-98246) dated August 17,1994, and Amendment No. 1 to Form S-3 (File No. 33-80030) dated June 20, 1994 of our report dated April 22, 1996, on our audit of the financial statements of Mecklenburg Dialysis Center, Inc., Charlotte Artificial Kidney Clinic, Inc., Monroe Dialysis Center, Inc., and Lancaster Kidney Center, Inc. as of and for the year ended December 31, 1995 included in the form 8-K of Vivra Incorporated Filed with the Securites Exchange Commission.



Sincerely,


T. Scott Brumley, CPA


Charlotte, North Carolina
April 24, 1996